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                                                                 Exhibit (1) (e)
                            CERTIFICATE OF AMENDMENT

                                       TO

                    AMENDED AND RESTATED DECLARATION OF TRUST

                                       OF

                              BRINSON SERIES TRUST

         The undersigned, being Vice President and Secretary of Brinson Series Trust ("Trust"), hereby certifies that the Trustees of the Trust duly adopted the following resolutions, which amended the Amended and Restated Declaration of Trust dated February 11, 1998 in the manner provided in such Amended and Restated Declaration of Trust, at a meeting held on February 13, 2002, and that such amendment will become effective on April 8, 2002:

                  RESOLVED, that the Amended and Restated Declaration of Trust dated February 11, 1998 be, and it hereby is, amended to change the name of the Trust from "Brinson Series Trust" to "UBS Series Trust" in the following manner:

                  The first sentence of Section 1 of Article I of the Amended and Restated Declaration of Trust is hereby amended to read as follows:

                  NAME

                          Section 1. This Trust shall be known as "UBS Series
                                     Trust."...

                  Section 2(b) of Article I of the Amended and Restated Declaration of Trust is hereby amended to read as follows:

                          Section 2.

                          (b) The "Trust" refers to UBS Series Trust and reference to the Trust, when applicable to one or more Series of the Trust, shall refer to any such Series; and be it further

                  RESOLVED, that any other references in the Declaration of Trust to Brinson Series Trust be, and they hereby are, changed to UBS Series Trust,

and be it further

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                  RESOLVED, that Schedule A of the Amended and Restated
         Declaration of Trust be, and it hereby is, amended to reflect the above-referenced name change and to update the series of the Trust.

Dated: February 15, 2002
                                                By: /s/ Amy R. Doberman
                                                    -------------------
                                                    Amy R. Doberman
                                                    Vice President and Secretary

New York, New York (ss)

On this 15th day of February, 2002, before me personally appeared Amy R. Doberman, to me personally known, who, being by me duly sworn, did say that she is Vice President and Secretary of the above-referenced Trust and acknowledged that she executed the foregoing instrument as her free act and deed.

                                                    /s/ Victoria Drake
                                                    -------------------
                                                    Notary Public


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                                   Schedule A

SERIES OF THE TRUST (AS OF APRIL 8, 2002)

Tactical Allocation Portfolio

CLASSES OF SHARES OF EACH SERIES

An unlimited number of shares of beneficial interest have been established by the Board as Class H shares and Class I shares of each of the above Series. Each of the Class H shares and Class I shares of a Series represents interests in the assets of only that Series and has the same preferences, conversion and other right, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares, except as provided in the Trust's Declaration of Trust.